Exhibit 10.1

YA GLOBAL INVESTMENTS, L.P.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302

July 15, 2008

Global Energy, Inc.
Migdal Aviv
7 Abba Hillel Street
Ramat Gan, 52520
Israel
Attention: Asi Shalgi

Dear Mr. Shalgi:

        This letter shall set forth our understanding regarding certain financing arrangements between Global Energy, Inc. (the “Company”) and YA Global Investments, L.P. (the “Buyer”). In connection with the Securities Purchase Agreement dated July 6, 2007 (the “Securities Purchase Agreement”) between the Company and the Buyer, the Company has issued, and the Buyer holds, the following secured convertible debentures (collectively, the “Debentures”):

Issuance Date	Outstanding Principal Amount	Accrued and Unpaid Interest ( as of June 30, 2008)

July 6, 2007	$500,000	$49,315.07
October 23, 2007	$1,500,000	$103,150.68
December 7, 2007	$1,000,000	$56,438.36
March 20, 2008	$500,000	$13,972.60
May 13, 2008	$500,000	$10,684.93
TOTAL	$4,000,000	$233,561.64

All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Debentures or the Securities Purchase Agreement as applicable.

        The Company is seeking to raise additional financing by selling units consisting of common stock and warrants (the “Offering”) pursuant to the terms of the private placement memorandum dated July 16, 2008 and attached hereto as Exhibit A (the “Private Placement Memorandum”). The Buyer hereby consents to the Company conducting and closing on the Offering in accordance with the terms set forth in the Private Placement Memorandum, provided that (i) the gross proceeds of the Offering are at least $3,000,000 (“Minimum Offering Amount”), and (ii) the Company closes on the Minimum Offering Amount on or before September 30, 2008, unless extended in writing by the Buyer (the “Closing Deadline”).

I.	Agreements Effective On Execution. The Buyer and the Company agree to the following, which shall be effective as of the date of execution of this letter agreement:

1.	The Buyer hereby defers the payment of Interest that was or will be due on the January 31, 2008, April 30, 2008, and July 31, 2008 Interest Payment Dates until the earlier of (i) September 30, 2008, or (ii) the closings of the Offering for the Minimum Offering Amount. For purposes of clarity, the total Interest amount that will be accrued on the Debentures as of July 31, 2008 will be $267,534.25.

2.	The Buyer hereby defers the payment of Installment Amounts that will be due on the July 31, 2008 and August 31, 2008 Installment Dates until September 30, 2008, provided however, in the event that the Minimum Offering Amount is successfully raised on or before September 30, 2008, then such Installment Amounts shall be further deferred in accordance with Section II.2. below.

3.	In consideration of the Buyer’s accommodations herein, the Company shall issue the Buyer 200,000 restricted shares of the Company’s common stock.

II.	Agreements Effective upon Effective Date. The Buyer and the Company hereby agree to the following, provided however, that the agreements contained in this section shall only become effective if and when the Company successfully raises the Minimum Offering Amount by the Closing Deadline (if accomplished, such date of accomplishment being referred to as the “Effective Date”):

1.	The Company shall pay the Buyer the deferred accrued and unpaid Interest of $267,534.25, in cash, on the business day after the Effective Date. Thereafter, the Company shall make monthly payments of accrued and unpaid interest beginning on November 1, 2008, and continuing on the first Business Day of each successive calendar month thereafter.

2.	The Buyer shall defer the start of the Installment payments until February 2, 2009. The first Installment Date therefore shall be February 2, 2009, and subsequent Installment Dates shall continue on the first Business Day of each subsequent calendar month thereafter. Furthermore, the Buyer shall reduce the Installment Amount due on the first eleven Installment Dates (i.e, the February 2, 2009 Installment Date through and including the December 1, 2009 Installment Date) to a Principal amount of $100,000. After the December 1, 2009 Installment Date, the remaining Installment Dates shall be the first Business day on or after January 31, 2010, April 30, 2010, July 31, 2010, and October 31, 2010 (collectively, the “Remaining Installment Dates”). The Installment Amount with respect to the Remaining Installment Dates shall be equal to the Principal amount of $725,000. For the purposes of this section, all payment amounts are amounts to be paid in total among all of the Debentures and not per Debenture. The Buyer shall apply payments received to particular Debentures in its sole discretion and notify the Company promptly of such application. The Company shall have the option to make all payments described in this section in cash without any premiums as set forth in the Debentures

3.	The Installment Amount on any Installment Date shall be reduced by the Principal amount of any conversions made by the Buyer prior to such Installment Date. For example, if the Buyer converted $200,000 of outstanding Principal of the Debentures prior to the February 2, 2009 Installment Date, the Company’s payment of the $100,000 Installment Amount pursuant to the February 2, 2009 and the March 1, 2009 Installment Dates would automatically be deferred.

4.	Pursuant to Section 5 of the Debentures, the Conversion Price shall be reduced as a result of the issuance of shares in connection with the Offering. For example, if the shares are issued at a price of $0.35 per share, then the Conversion Price shall be reduced to $0.35.

5.	Pursuant to Section 8 of the Warrants issued to the Buyer pursuant to the Securities Purchase Agreement, the exercise price of the Warrants and the number of shares underlying the Warrants shall be adjusted based on the exercise price of the warrants issued in connection with the Offering. For example, if the exercise price of the warrants is set at $0.50 per share, then, the exercise price of the Buyer’s warrants shall be reduced to $0.50 and the total number of shares underlying the Buyer’s warrants shall be increased from 600,000 to 1,500,000 shares.

6.	In the event that the Company raises net proceeds from the Offering of at least $7,000,000, then on the date that such amount is raised, the following additional amendments shall be made:

a.	The anti-dilution provisions of Section 5(a) of the Debentures and Section 8(a) of the Buyer’s warrants or other provisions which provide for reductions of conversion/exercise price based on the issuance of securities at a price less then current conversion/exercise price shall be deleted and no longer in effect (provided that no subsequent anti-dilution provisions are added, or adjustments for dilution made, to the shares or warrants issued in the Offering) and thereafter if the Company issues shares of its common stock at prices below the Conversion Price of below the exercise price, no further adjustment to such price shall be made.

b.	The Interest Rate shall be increased from 10% to 12% from that point forward.

7.	In connection with the Registration Rights Agreement (“Registration Rights Agreement”) on July 6, 2007 between the Buyer and the Company, the Company has filed and obtained effectiveness of the registration statement (the “Registration Statement”) originally filed with the Securities and Exchange Commission (File number 333-150559) on May 1, 2008 to register the resale by the Buyer of up to 6,600,000 shares of common stock underlying the Debentures and Warrants. In connection with the Registration Statement and the Registration Rights Agreement, the Company and Buyer agree as follows:

a.	The Company shall take all necessary step to maintain the effectiveness of the Registration Statement at all times until all shares registered have been resold, including, without limitation, filing, as soon as practicable within 20 Business Days of the Effective Date, any and all supplements and amendments to the Registration Statement to update the Registration Statement to reflect the changes to the Debentures and Warrants set forth herein, and to file, in a timely matter, all supplements and amendments to keep current the financial information contained in the Registration Statement in accordance with the rules and regulations of the SEC.

b.	The Buyer agrees that Company shall not be required to file any additional registration statements on behalf of the Buyer, or register the resale of any additional shares on behalf of the Buyer.

c.	The Company represents, warrants, and agrees that after the Effective Date, for the purposes of Rule 144, the holding period for each of the Debentures shall commence on the respective date that the Buyer fully paid for such Debenture, which are the dates referenced next to each of the Debentures in the table above.

III.	Representations, Warranties, and Covenants or General Effect.

1.	The Company hereby acknowledges, confirms and agrees that as of the date hereof, Company is indebted to the Buyer under the Debentures in the outstanding principal amount set forth in the table above, plus accrued and unpaid interest thereon, and any other fees, costs, expenses and other charges now or hereafter payable (collectively, the “Obligations”) and such Obligations are unconditionally owed by Company to the Buyer, without offset, defense or counterclaim of any kind, nature or description whatsoever.

2.	The Company hereby acknowledges, confirms and agrees that the Buyer has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the pledged property heretofore granted to the Buyer pursuant to the Security Agreement dated July 6, 2007 between the Company and the Buyer (the “Security Agreement”) or otherwise granted to or held by the Buyer.

3.	The Buyer acknowledges that the Company has approved a 12 for 1 reverse stock split of its common stock, and should it proceed, the conversion price of the Debentures, the exercise price of the Warrants and the number of Warrants will be adjusted on the same ratio as the reverse stock split.

4.	Effect of this Agreement. Except as modified pursuant hereto, no other changes or modifications to the Debentures, Securities Purchase Agreement, or other related transaction documents are intended or implied and in all other respects such documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.

5.	Each party shall pay all its own costs and expenses regarding the entering of this Agreement. There are no other fees, charges or expenses other than as set out herein and in the Debentures and ancillary documents.

[SIGNATURE PAGE IMMEDIATELY TO FOLLOW]

        IN WITNESS WHEREOF, this letter agreement is executed and delivered as of the day and year first above written.

GLOBAL ENERGY, INC. By: /s/ Asi Shalgi —————————————— Asi Shalgi Chief Executive Officer

YA GLOBAL INVESTMENTS, L.P. By: Yorkville Advisors, LLC Its: Investment Manager

By: /s/ Gerald Eicke —————————————— Gerald Eicke Managing Member